EXHIBIT 35.2

ANNUAL STATEMENT OF COMPLIANCE

OF

LNR PARTNERS, LLC

The undersigned, Job Warshaw, being the Co-President of LNR Partners, LLC (the “Special Servicer”), as special servicer under the applicable Pooling and Servicing Agreement for the transactions listed on Schedule II hereto, hereby certifies, subject to any limitations listed on Schedule II hereto, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an officer of the Special Servicer and not in his individual capacity, as follows:

1.	I have reviewed the activities performed by the Special Servicer under the applicable Pooling and Servicing Agreement during the period commencing on January 1, 2011 and ending on December 31, 2011 (or any other shorter period set forth on Schedule II hereto) (the “Reporting Period”), and the Special Servicer’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, LLC, a Florida limited liability company

By:	/s/ Job Warshaw
Job Warshaw
Co-President

Dated: March 1st, 2012

Schedule II

Transaction	Certificate Restrictions (if any)

CCRE Commercial Mortgage Securities, L.P., Commercial Mortgage Pass-Through Certificates, Series 2011-C1	Certificate is restricted from our appointment date of 04/28/11 to 12/31/11.

CCRE Commercial Mortgage Securities, L.P., Commercial Mortgage Pass-Through Certificates Series 2011-C2	Certificate restricted from our appointment date of 12/15/11 to 12/31/11.